FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642
Media: Robert Zimmerman 203-359-5131

WWE® Reports 2009 Fourth Quarter Results
For the year, Net Income Increases 11%

STAMFORD, Conn., February 11, 2010 - World Wrestling Entertainment, Inc. (NYSE:WWE) today announced financial results for its fourth quarter ended December 31, 2009. Revenues totaled $117.3 million as compared to $125.4 million in the prior year quarter. Operating income was $17.8 million as compared to $23.3 million in the prior year quarter. Net income was $11.2 million, or $0.15 per share, as compared to $13.6 million, or $0.18 per share, in the prior year quarter.

“We concluded a strong year with solid performance in the fourth quarter, which was highlighted by 7% growth in Adjusted EBITDA. For the quarter, we generated revenue growth and improved margins in our live event, pay-per-view, and television businesses,” stated Vince McMahon, Chairman and Chief Executive Officer. “For the full year, we achieved a 13% increase in Adjusted EBITDA. The results reflected the significant improvements we have made in productivity and a heightened fiscal discipline, which we intend to sustain going forward. The increased operating leverage we have established will enable us to drive greater profits as revenue growth returns. We are confident in our ability to achieve our targeted earnings growth.” The WWE business outlook targets average annual earnings growth of 15% to 20% over the 2009-12 period.

Comparability of Results

Excluding items that impact comparability, Q4 2009 Adjusted Operating income increased 9% to $18.4 million and Adjusted EBITDA increased 7% to $21.9 million from $16.9 million and $20.5 million, respectively, in Q4 2008. The Q4 2009 results include a charge of $6.4 million associated with the write-down of the receivable due from a prior business partner. This was partially offset by $5.8 million of tax credits received related to our television and digital media production activities, which were recorded as a reduction of expense in these areas. The Q4 2008 results include the recognition of a $6.4 million advance related to a multi-year contract with a book publisher. (See Schedule of Adjustments in Supplemental Information)

Results by Business Segment

The following charts reflect net revenues by segment and by geographical region for the three months ended December 31, 2009 and December 31, 2008. (Dollars in millions)

Revenues from outside North America increased 17% led by our Live and Televised Entertainment segment, and in part, by an approximate $2.5 million favorable change in foreign exchange rates.

	Net Revenues by Segment
	Three Months Ended
	December 31,	December 31,
	2009	2008
Live and Televised Entertainment	$83.8	$76.2
Consumer Products	22.7	33.3
Digital Media	10.6	10.9
WWE Studios	0.2	5.0
Total	$117.3	$125.4

	Net Revenues by Region
	Three Months Ended
	December 31,	December 31,
	2009	2008
North America	$79.5	$93.0
Europe, Middle East & Africa (EMEA)	26.7	24.8
Asia Pacific (APAC)	7.0	5.8
Latin America	4.1	1.8
Total	$117.3	$125.4

Live and Televised Entertainment

Revenues from our Live and Televised Entertainment businesses were $83.8 million for the current quarter as compared to $76.2 million in the prior year quarter, representing a 10% increase.
  Live Event revenues were $29.2 million as compared to $25.5 million in the prior year quarter. Revenues increased 15%, attributable to an increase in the number of domestic events as compared to the prior year quarter as well as favorable changes in foreign exchange rates.

  There were 83 events, including 26 international events, during the current quarter as compared to 73 events, including 26 international events, in the prior year quarter.

  North American events generated $13.7 million of revenues from 57 events as compared to $12.4 million from 47 events in the prior year quarter. North American average attendance decreased 4% to approximately 6,600 from 6,900 in the prior year quarter. The average ticket price for North American events was $35.48 in the current quarter as compared to $38.18 in the prior year quarter.

  International events generated approximately $15.5 million of revenues as compared to $13.1 million in the prior year quarter, reflecting a 2% increase in average attendance to approximately 8,500 fans.

  Pay-Per-View revenues were $16.3 million as compared to $15.9 million in the prior year quarter reflecting a slight increase in total pay-per-view buys.
The details for the number of buys (in 000s) are as follows:

Events (in chronological order)	Three Months Ended	Three Months Ended
	December 31, 2009	December 31, 2008
Hell in a Cell ™ / No Mercy ®	283	261
Bragging Rights ™ / Cyber Sunday ®	181	153
Survivor Series ®	235	319
WWE TLC ™ / Armageddon ®	228	193
Prior events	90	86
Total	1,017	1,012

  Venue Merchandise revenues were $4.6 million as compared to $3.5 million in the prior year quarter, as increases in the number of events and total attendance more than offset a slight decline in domestic per capita merchandise sales to $8.95 in the current quarter from $9.06 in the prior year quarter.

  Television Rights Fees revenues were $30.4 million as compared to $27.6 million in the prior year quarter. This increase was primarily due to license fees received from our new WWE Superstars television show and contractual increases from our existing programs.

  WWE Classics On Demand™ revenues were $1.1 million as compared to $1.6 million in the prior year quarter, primarily due to a decline in international distribution.
Consumer Products

Revenues from our Consumer Products businesses were $22.7 million versus $33.3 million in the prior year quarter, representing a 32% decrease, as the prior year quarter included the recognition of a $6.4 million advance relating to a multi-year contract with a book publisher. Excluding the impact of the book advance, Consumer Products revenues declined 16% primarily due to discounting in our Home Video business.
  Home Video net revenues were $10.4 million as compared to $15.0 million in the prior year quarter. The decrease reflects a 14% decline in effective DVD pricing partially offset by a 6% increase in DVD shipments to 940,000 units from the prior year quarter.

  Licensing revenues were $8.0 million as compared to $14.7 million in the prior year quarter. The decrease primarily reflects the recognition of a $6.4 million advance related to a multi-year contract with a book publisher in the prior year quarter.

  Magazine publishing net revenues were $3.6 million as compared to $3.5 million in the prior year quarter as an increase in the number of issues circulated was offset by lower sell-through rates.
Digital Media

Revenues from our Digital Media related businesses were $10.6 million as compared to $10.9 million in the prior year quarter, representing a 3% decrease.
  WWE.com revenues were $3.9 million as compared to $3.8 million in the prior year quarter.

  WWEShop revenues were $6.7 million as compared to $7.1 million in the prior year quarter. The number of orders increased by 3% to approximately 123,000 which was more than offset by an 8% decline in the average revenue per order to $53.43 as compared to the prior year quarter.
WWE Studios

During the current quarter, we recorded revenue of $0.2 million related to previously released films as compared to $5.0 million in the prior year quarter. During the first quarter of 2009, we released our fourth feature film, 12 Rounds, as well as a Direct-to-DVD film, Behind Enemy Lines: Colombia. In the current quarter, we released a Direct-to-DVD film, The Marine 2. 12 Rounds generated approximately $12.2 million in gross domestic box office receipts and was released on DVD on June 30, 2009. We participate in revenues generated by the distribution of these films after the print, advertising and distribution costs incurred by our distributors have been recouped and the results have been reported to us. Accordingly, we have not recorded revenues for 12 Rounds or The Marine 2.

Profit Contribution (Net revenues less cost of revenues)

Profit contribution was $53.7 million in the current quarter as compared to $56.3 million in the prior year quarter. Excluding items that impact comparability (described above), Adjusted profit contribution was essentially flat. The gross profit margin increased to 46% as compared to 45% in the prior year quarter, reflecting efficiencies in our Live and Televised Entertainment segment. These efficiencies were led by sustained cost reductions in marketing, TV production and tax credits associated with our television and digital media production. Improved margins were partially offset by an overall decline in the Consumer Products segment profit contribution, primarily due to decreases in our Licensing and Home Video businesses.

Selling, general and administrative expenses

SG&A expenses were $32.4 million for the current quarter as compared to $29.4 million in the prior year quarter, reflecting a $2.1 million increase in accrued management incentive compensation and $6.4 million of bad debt reserves primarily associated with the write-down of the receivable due from a prior business partner. These factors offset cost savings including the recognition of $2.2 million in tax credits associated with our television and digital media production. Excluding items that impact comparability (described above), Adjusted SG&A expenses declined 4% to $28.2 million as compared to the prior year quarter.

EBITDA

EBITDA was approximately $21.3 million in the current quarter as compared to $26.8 million in the prior year quarter. Excluding items that impact comparability (described above), Adjusted EBITDA increased 7% to $21.9 million.

Investment and Other Income (Expense)

The decline in investment income of $0.8 million in the current quarter reflects lower interest rates. Other expense of $0.7 million, as compared to other expense of $2.7 million in the prior year quarter, reflected changes in realized foreign exchange gains and losses and the revaluation of warrants held in certain licensees.

Effective tax rate

In the current quarter, the effective tax rate was 36% as compared to 38% in the prior year quarter.

Summary Results for the Twelve Months Ended

Total revenues through the year ended December 31, 2009 were $475.2 million as compared to $526.5 million in the prior year. Operating income for the current year was $77.1 million versus $70.3 million in the prior year. Net income was $50.3 million, or $0.68 per share, as compared to $45.4 million, or $0.62 per share, in the prior year. EBITDA was $91.6 million for the current year as compared to $83.4 million in the prior year. Current year expenses included the benefit of $8.3 million in tax credits associated with our television and digital media production, an increase of $7.4 million in bad debt expense related to a prior business partner and a $2.2 million restructuring charge associated with a 10% reduction in staff. As previously disclosed, the prior year results included the recognition of a $6.4 million advance related to a multi-year contract with a book publisher, an expense of $3.5 million associated with our McMahon’s Million Dollar Mania brand awareness campaign and a $1.9 million charge for our film See No Evil. Excluding these items, Adjusted EBITDA was $92.9 million for the current year as compared to $82.4 million in the prior year. (See Schedule of Adjustments in Supplemental Information)

The following charts reflect net revenues by segment and by geographical region for the year ended December 31, 2009 and December 31, 2008. (Dollars in millions)

Revenues from outside North America decreased 6% primarily due to the impact of foreign exchange.

	Net Revenues by Segment
	Twelve Months Ended
	December 31,	December 31,
	2009	2008
Live and Televised Entertainment	$335.0	$331.5
Consumer Products	99.7	135.7
Digital Media	32.8	34.8
WWE Studios	7.7	24.5
Total	$475.2	$526.5

	Net Revenues by Region
	Twelve Months Ended
	December 31,	December 31,
	2009	2008
North America	$348.1	$391.3
Europe, Middle East & Africa (EMEA)	82.5	94.3
Asia Pacific (APAC)	32.1	34.4
Latin America	12.5	6.5
Total	$475.2	$526.5

Live and Televised Entertainment

Revenues from our Live and Televised Entertainment businesses were $335.0 million for the current year as compared to $331.5 million in the prior year, an increase of 1%.

	December 31,	December 31,
	2009	2008
Live Events	$108.8	$105.7
Pay-Per-View	$80.0	$91.4
Venue Merchandise	$19.8	$18.5
Television Rights Fees	$111.9	$100.7
Television Advertising	$7.7	$7.4
WWE Classics On Demand	$5.4	$6.3

Consumer Products

Revenues from our Consumer Products businesses were $99.7 million versus $135.7 million in the prior year, a decrease of 27%.

	December 31,	December 31,
	2009	2008
Home Video	$39.4	$58.5
Licensing	$44.7	$60.5
Magazine Publishing	$13.5	$15.4

Digital Media

Revenues from our Digital Media related businesses were $32.8 million as compared to $34.8 million in the prior year, a decrease of 6%.

	December 31,	December 31,
	2009	2008
WWE.com	$16.8	$16.3
WWEShop	$16.0	$18.5

WWE Studios

We recorded revenue of $7.7 million in the current year related to four of our releases, See No Evil, The Marine, The Condemned, and Behind Enemy Lines: Colombia as compared to $24.5 million in the prior year, which was led by the performance of The Marine. During the first quarter of 2009, we released our fourth feature film, 12 Rounds, as well as a Direct-to-DVD film, Behind Enemy Lines: Colombia. In the current quarter, we released another Direct-to-DVD film, The Marine 2. As discussed above, we have not recorded revenues for 12 Rounds or The Marine 2.

Profit Contribution (Net revenues less cost of revenues)

Profit contribution increased to $219.3 million in the current year as compared to $214.7 million in the prior year, as improved efficiencies more than offset the impact of revenue declines discussed above. Total profit contribution margin increased to approximately 46% as compared to 41% in the prior year, reflecting increased efficiencies in our Live and Televised Entertainment segment.

Selling, general and administrative expenses

SG&A expenses were $127.7 million for the current year as compared to $131.3 million in the prior year, reflecting declines in advertising, legal and professional fees and travel expenses, partially offset by increases in accrued management incentive compensation and bad debt reserves primarily associated with the write-down of the receivable due from a prior business partner.

EBITDA

EBITDA for the current year was approximately $91.6 million as compared to $83.4 million in the prior year. Excluding items that impact comparability, Adjusted EBITDA increased 13% to $92.9 million.

Investment and Other Income (Expense)

The $2.8 million decline in investment income in the current year reflects lower average interest rates. Other expense of $0.4 million in the current year as compared to $6.4 million in the prior year includes the revaluation of warrants held in certain licensees and realized foreign exchange gains and losses.

Effective tax rate

The effective tax rate was 37% in the current year as compared to 35% in the prior year. The prior year rate reflects higher tax-exempt interest income and tax benefits related to previously unrecognized tax positions.

Cash Flows

Net cash provided by operating activities was $116.4 million for the year ended December 31, 2009 as compared to $36.2 million in the prior year. The increase was driven by favorable changes in working capital including a $13.2 million advance from a business partner and an $11.0 million tax refund. Capital expenditures were $5.4 million for the current year as compared to $26.3 million in the prior year, which included an approximate $9.5 million investment in High Definition broadcasting equipment and $3.9 million with respect to our planned Media Center initiative.

Additional Information

Additional business metrics are made available to investors on a monthly basis on our corporate website – corporate.wwe.com.

Note: World Wrestling Entertainment, Inc. will host a conference call on February 11, 2010 at 11:00 a.m. ET to discuss the Company’s earnings results for the fourth quarter of 2009. All interested parties can access the conference call by dialing 888-647-2706 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.

World Wrestling Entertainment, Inc., a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family-friendly, PG content across all of its platforms including television programming, pay-per-view, digital media and publishing. WWE programming is broadcast in more than 145 countries and 30 languages and reaches more than 500 million homes worldwide. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, Chicago, London, Shanghai, Tokyo, Toronto and Sydney.

Additional information on World Wrestling Entertainment, Inc. can be found at corporate.wwe.com. If you have additional questions, please contact WWE Investor Relations via e-mail at investor.relations@wwecorp.com.

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, copyrights and logos are the exclusive property of World Wrestling Entertainment, Inc. and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, feature films, entertainment, professional sports, and licensed merchandise; acceptance of the Company's brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition to these risks and uncertainties, our dividend is based on a number of factors, including our liquidity and historical and projected cash flow, strategic plan, our financial results and condition, contractual and legal restrictions on the payment of dividends and such other factors as our board of directors may consider relevant.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2009	2008	2009	2008
Net revenues	$117,288	$125,385	$475,161	$526,457

Cost of revenues	63,583	69,129	255,847	311,784
Selling, general and administrative expenses	32,420	29,419	127,757	131,303
Depreciation and amortization	3,470	3,562	14,424	13,083

Operating income	17,815	23,275	77,133	70,287

Investment income, net	556	1,361	3,051	5,872
Interest expense	78	98	339	422
Other expense, net	(715)	(2,732)	(415)	(6,381)

Income before income taxes	17,578	21,806	79,430	69,356

Provision for income taxes	6,410	8,220	29,127	23,940

Net income	$11,168	$13,586	$50,303	$45,416

Earnings per share – basic:
Net income	$0.15	$0.19	$0.68	$0.62

Earnings per share – diluted:
Net income	$0.15	$0.18	$0.68	$0.62

Shares used in per share calculations:
Basic	74,113	73,407	73,765	72,889
Diluted	74,523	73,841	74,286	73,523

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of	As of
	December 31,	December 31,
	2009	2008
ASSETS

CURRENT ASSETS:

Cash and equivalents	$149,784	$119,655
Short-term investments	58,440	57,686
Accounts receivable, net	62,732	60,133
Inventory, net	2,182	4,958
Prepaid expenses and other current assets	19,329	37,596
Total current assets	292,467	280,028

PROPERTY AND EQUIPMENT, NET	84,376	92,367

FEATURE FILM PRODUCTION ASSETS	37,053	31,657

INVESTMENT SECURITIES	22,370	22,299

INTANGIBLE ASSETS, NET	276	1,184

OTHER ASSETS	1,687	1,875

TOTAL ASSETS	$438,229	$429,410

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$1,082	$1,002
Accounts payable	21,281	18,334
Accrued expenses and other liabilities	35,164	27,121
Deferred income	14,603	11,875
Total current liabilities	72,130	58,332

LONG-TERM DEBT	2,790	3,872
NON-CURRENT TAX LIABILITY	14,760	7,232
NON-CURRENT DEFERRED INCOME	11,528	-

STOCKHOLDERS' EQUITY:
Class A common stock	257	252
Class B common stock	477	477
Additional paid-in capital	326,008	317,105
Accumulated other comprehensive income	2,377	1,171
Retained earnings	7,902	40,969
Total stockholders' equity	337,021	359,974

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$438,229	$429,410

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2009	2008
OPERATING ACTIVITIES:
Net income	$50,303	$45,416
Adjustments to reconcile net income to net cash provided
by operating activities:
Amortization/write-off of feature film production assets	3,916	15,619
Revaluation of warrants	1,050	3,031
Depreciation and amortization	14,424	13,083
Realized (gains)/losses on sale of investments	(1,022)	233
Amortization of investment income	952	657
Stock compensation costs	7,389	7,956
Provision for doubtful accounts	8,558	2,521
Provision for inventory obsolescence	1,991	2,679
Reimbursement of operating expenses by principal shareholder	-	1,950
Provision for deferred income taxes	672	6,605
Excess tax benefits from stock-based payment arrangements	(133)	(1,081)
Changes in assets and liabilities:
Accounts receivable	(11,158)	(6,983)
Inventory	785	(2,920)
Prepaid expenses and other assets	18,864	(7,402)
Feature film production assets	(9,942)	(25,524)
Accounts payable	2,948	(3,617)
Accrued expenses and other liabilities	12,081	(11,261)
Deferred income	14,729	(4,719)
Net cash provided by operating activities	116,407	36,243

INVESTING ACTIVITIES:
Purchases of property and equipment	(5,405)	(26,296)
Purchase of film library assets	(120)	(265)
Purchase of investment securities	(54,593)	(119,495)
Proceeds from sales or maturities of investment securities	53,687	167,796
Net cash (used in) provided by investing activities	(6,431)	21,740

FINANCING ACTIVITIES:
Repayments of long-term debt	(1,002)	(927)
Dividends paid	(82,267)	(81,397)
Issuance of stock, net	949	842
Proceeds from exercise of stock options	2,340	6,268
Excess tax benefits from stock-based payment arrangements	133	1,081
Net cash used in financing activities	(79,847)	(74,133)

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	30,129	(16,150)
CASH AND EQUIVALENTS, BEGINNING OF PERIOD	119,655	135,805
CASH AND EQUIVALENTS, END OF PERIOD	$149,784	$119,655

World Wrestling Entertainment, Inc.
Supplemental Information – EBITDA
(dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2009	2008	2009	2008
Net income reported on U.S. GAAP basis	$11,168	$13,586	$50,303	$45,416
Provision for income taxes	6,410	8,220	29,127	23,940
Investment, interest and other expense, net	(237)	(1,469)	2,297	(931)
Depreciation and amortization	3,470	3,562	14,424	13,083
EBITDA	$21,285	$26,837	$91,557	$83,370

Non-GAAP Measure:

EBITDA is defined as net income before investment, interest and other (income) expense, income taxes, depreciation and amortization. The Company’s definition of EBITDA does not adjust its U.S. GAAP basis earnings for the amortization of Feature Film production assets. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information – Schedule of Adjustments
(dollars in millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2009	2008	2009	2008
Profit Contribution	$53.7	$56.3	$219.3	$214.7
Adjustments (Added back):
Production tax credits	(3.6)	-	(5.0)	-
Recognition of advance from a book publisher	-	(6.4)	-	(6.4)
Film impairment	-	-	-	1.9
Adjusted Profit Contribution	$50.1	$49.9	$214.3	210.2
Selling, general and administrative expenses	32.4	29.4	127.7	131.3
Adjustments (Added back):
Production tax credits	2.2	-	3.3	-
Bad debt reserves for prior business partner	(6.4)	-	(7.4)	-
Restructuring	-	-	(2.2)	-
McMahon’s Million Dollar Mania – marketing promotion	-	-	-	(3.5)
Adjusted Selling, general and administrative expenses	$28.2	$29.4	$121.4	$127.8
Depreciation and amortization	3.5	3.6	14.5	13.1
Operating income	$17.8	$23.3	$77.1	$70.3
Adjusted Operating Income	$18.4	$16.9	$78.4	$69.3
Depreciation and amortization (Added back)	3.5	3.6	14.5	13.1
EBITDA	$21.3	$26.8	$91.6	$83.4
Adjusted EBITDA	$21.9	$20.5	$92.9	$82.4

Non-GAAP Measure:

Adjusted Profit Contribution, Adjusted Selling, general and administrative expenses, Adjusted Operating Income and Adjusted EBITDA exclude certain unusual items, which otherwise would impair the comparability of results between periods. Such items include restructuring expenses, film impairments, incremental (income)/expense as listed above and described elsewhere in this release. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information – Free Cash Flow
(dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2009	2008	2009	2008
Net cash provided by operating activities	$23,600	$18,548	$116,407	$36,243
Less cash used in capital expenditures:
Purchase of property and equipment and other assets	(1,793)	(6,758)	(5,525)	(26,561)
Free Cash Flow	$21,807	$11,790	$110,882	$9,682

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.